CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Wilmington Trust Corporation:
We consent to the incorporation by reference in the registration statements (Nos: 333-124248, 333-69479 and 33-43675) on Forms S-8 of Wilmington Trust Corporation of our report dated June 27, 2008, with respect to the statements of net assets available for benefits of the Wilmington Trust Thrift Savings Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K/A of the Wilmington Trust Corporation. Our report refers to a change in accounting for fully benefit-responsive investment contracts, in accordance with Financial Accounting Standards Board Staff Position AAG INV-1 and Statement of Position 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans.
/s/KPMG
Philadelphia, Pennsylvania
June 27, 2008